Exhibit 99.1

news release
For Immediate Release
June 8, 2001

LK01-0608A

Lakehead Pipe Line Appoints New President

    DULUTH, Minn., June 8/PRNewswire/—Lakehead Pipe Line Company, Inc. has appointed Dan C. Tutcher President, effective June 5, 2001. Mr. Tutcher was Chairman of the Board, President and Chief Executive Officer of Midcoast Energy Resources, Inc. from its formation in 1992 until it was acquired on May 11, 2001 by Enbridge Inc. At that time, Mr. Tutcher was appointed Group Vice President, Transportation Group South, by Enbridge. Lakehead Pipe Line Company, Inc. is the General Partner of Lakehead Pipe Line Partners, L.P. and is indirectly wholly-owned by Enbridge.

    Commenting on the appointment, Mr. Tutcher stated, "Our primary mandate is to expand and diversify the Partnership's sources of income, thereby enhancing cash flow to support increases in cash distributions made to unitholders. We will accomplish this by capitalizing on internal growth opportunities inherent in the Lakehead System and by selectively acquiring energy transportation assets. The Houston-based business development team brought over from Midcoast has an established track record of profitable growth, which we expect to continue on behalf of Lakehead. In particular, our knowledge of emerging Mid-continent and Gulf Coast transportation requirements and excellent relationships within the energy industry will allow us to execute our strategy."

    Mr. Tutcher may be contacted at 1100 Louisiana, Suite 2950, Houston, Texas 77002, by telephone at (713) 650-8900 or by fax at (713) 650-3232.

    This news release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Lakehead has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Lakehead makes these statements and projections in good faith, neither the Partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to Lakehead's Securities and Exchange Commission filings for additional important factors that may affect actual results.

    Lakehead Pipe Line Partners, L.P. (www.lakehead.com) owns the United States portion of the world's longest liquid petroleum pipeline. Lakehead Pipe Line Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, holds an effective 14.5% interest in the Partnership. The Partnership's Class A Common Units are traded on the New York Stock Exchange under the symbol "LHP." Enbridge Inc. common shares are traded on the Toronto Stock Exchange under the symbol "ENB" and on the NASDAQ National Market under the symbol "ENBR."

Investor Relations Contact:
Tracy Barker
Telephone: (403) 231-5949
Facsimile: (403) 231-5780
Toll-free: (800) 525-3999
E-mail: investor@lakehead.com

Media Contact:
Denise Hamsher
Telephone: (218) 725-0140
Facsimile: (218) 725-0169
E-mail: media@lakehead.com